Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            651-293-2809

ECOLAB DECLARES REGULAR DIVIDEND;

ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., February 26, 2010 - The Board of Directors of Ecolab Inc. declared a regular quarterly cash dividend of $0.155 per common share, to be paid April 15, 2010, to shareholders of record at the close of business on March 9, 2010.   Ecolab has paid cash dividends on its common stock for 73 consecutive years.

At the same time, the Board of Directors authorized the company to repurchase up to 10 million additional shares of Ecolab stock. As of December 31, 2009, Ecolab had approximately 2.7 million shares remaining under a previous repurchase authorization approved in October 2006.   Ecolab had approximately 236.3 million shares outstanding on January 31, 2010.

The company expects to conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on the market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

With sales of $6 billion and more than 26,000 associates, Ecolab (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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(ECL-D)